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                                                                    Exhibit 5.01

                                November 19, 1999

Board of Directors
CyberCash, Inc.
2100 Reston Parkway, 3rd Floor
Reston, Virginia 20191

Ladies and Gentlemen:

            We are acting as special counsel to CyberCash, Inc., a Delaware corporation (the "COMPANY"), in connection with its registration statement on Form S-3, as amended (the "REGISTRATION STATEMENT") filed with the Securities and Exchange Commission relating to the proposed public offering of a Warrant to purchase Common Stock (the "WARRANT"), and 472,254 shares of Common Stock which will be issued upon exercise of the Warrant (the "WARRANT SHARES"), all of which are to be sold by the Company. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

            For purposes of this opinion letter, we have examined copies of the following documents:

            1.    An executed copy of the Registration Statement.

            2. The Certificate of Incorporation of the Company, as certified by the Secretary of the State of the State of Delaware on August 16, 1999 and by the Chief Financial Officer of the Company on the date hereof as being complete, accurate, and in effect.

            3. The Bylaws of the Company, as certified by the Chief Financial Officer of the Company on the date hereof as being complete, accurate, and in effect.

            4. Resolutions of the Board of Directors of the Company adopted at a meeting held on November 15, 1999, as certified by the Chief Financial Officer of the Company on the date hereof as being complete, accurate, and in effect, relating to the issuance and sale of the Warrant and the Warrant Shares and arrangements in connection therewith.
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            In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

            This opinion letter is based as to matters of law solely on (i) the Delaware General Corporation Law, as amended and (ii) Delaware contract law (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of Delaware). We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

            Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) action of the Board of Directors of the Company approving the price of the Warrant, and (ii) receipt by the Company of the consideration for the Warrant specified in the resolutions of the Board of Directors, the Warrant will constitute a binding obligation of the Company, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and as may be limited by the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, conscionability and materiality (regardless of whether such agreement is considered in a proceeding in equity or at law). Following issuance of the Warrant Shares pursuant to the terms of the Warrant and receipt by the Company of the consideration for the Warrant Shares specified in the Warrant, the Warrant Shares will be validly issued, fully paid and nonassessable.

            The opinion expressed in the paragraph above relating to the Warrant shall be understood to mean only that if there is a default in performance of an obligation, (i) if a failure to pay or other damage can be shown and (ii) if the defaulting party can be brought into a court which will hear the case and apply the governing law, then, subject to the availability of defenses, and to the exceptions set forth in the paragraph above, the court will provide a money damage (or perhaps injunctive or specific performance) remedy.

            This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

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            We hereby consent to the filing of this opinion letter as Exhibit
5.01 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus supplement constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                          Very truly yours,

                                          HOGAN & HARTSON L.L.P.


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